Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Healthcare Realty Trust Incorporated
Nashville, Tennessee

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 12, 2020, relating to the consolidated financial statements and financial statement schedules of Healthcare Realty Trust Incorporated (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Nashville, Tennessee
February 12, 2020